UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report - April 23, 2008

DIMECO, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-49639	23-2250152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

820 Church Street Honesdale, Pennsylvania	18431
(Address if principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (570) 253-1970

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

On April 22, 2008, the Registrant announced its unaudited results of operations for the first quarter of 2008. A copy of the related news release is being filed as Exhibit 99 to this Form 8-K. This filing, including Exhibit 99, shall be deemed to be “furnished” for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 23, 2008

Dimeco, Inc.
(Registrant)

/S/ Maureen H. Beilman
Maureen H. Beilman
Chief Financial Officer

EXHIBIT INDEX

Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES 2008 FIRST QUARTER EARNINGS

Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, reported 2008 first quarter earnings of $1,665,000, an increase of 11.2% over $1,497,000 reported for the 2007 first quarter. A significant contributor to earnings was net interest income of $4,342,000, an increase of 8.3% as compared to the first quarter of 2007. This higher level of income drove the earnings per share to $1.09 for the first quarter of 2008, an increase of 11.2% over the same quarter of 2007. Net income resulted in a return on average stockholders’ equity of 16.54% and a return on average assets of 1.54% for the first quarter of 2008.

In March 2008, the Board of Directors declared a cash dividend of $.32 per share, representing an increase of 10.3% over the $.29 per share declared in first quarter of 2007. At this level, the annualized dividend yield was 2.98%.

The Company continued to grow with total assets of $437,920,000 at March 31, 2008, an increase of $32,928,000 or 8.1% from one year earlier. Over the same period, deposits increased $23,209,000 or 6.9% and loans increased $36,715,000 or 11.9%. Asset quality remained strong at March 31, 2008 with net charge offs to average loans at .14%, nonperforming assets to total assets at .41% while the allowance for loan loss represented 1.57% of total loans.

Gary C. Beilman, president and chief executive officer of The Dime Bank, commented, “I am pleased to report that when comparing the first quarter of 2008 to the same period last year, our deposits, loans, and total assets have all grown significantly. From a national perspective, 2008 has begun as a very interesting year with significant changes in monetary indicators. I want to assure our customers and stockholders that we, at Dimeco, Inc., will monitor and evaluate all economic conditions this year in the same prudent manner that has served us so well in the past. We do not have sub-prime mortgages on our balance sheet, nor do we have any derivatives. What we do have is a firm commitment to prudently operate a responsible community financial institution and to continue to contribute to the economies of our marketplace. We thank our customers, staff, community and shareholders for their continued confidence in us and we invite you to recommend us to your family, friends and associates.”

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., serves Wayne County and Pike County in Pennsylvania and Sullivan County in New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking and trust and investment services. For more information on The Dime Bank, visit www.thedimebank.com

Source: Dimeco, Inc. April 22, 2008/ Contact: Deborah L. Unflat